UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 30, 2014

SIERRA MONITOR CORPORATION

(Exact name of registrant as specified in its charter)

California	000-7441	95-2481914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1991 Tarob Court

Milpitas, California 95035

(Address of principal executive offices, including zip code)

(408) 262-6611

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2014, the board of directors of Sierra Monitor Corporation (the “Company”) approved an executive cash incentive compensation plan (the “Plan”) and target cash incentive awards for the Company’s executive officers and its other key employees for 2015 fiscal performance.

The target cash incentive awards under the Plan for the Company executive officers as a percentage of base salary are as follows:

Name	Target Award
Varun Nagaraj	38%*
Anders Axelsson	50%
Michael Farr	20%
Tamara Allen	20%

*	For Mr. Nagaraj, $75,000 of his fiscal 2015 target cash incentive award is guaranteed pursuant to the terms of his Offer Letter with the Company, dated May 15, 2014, and previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 7, 2014.

Payouts under the Plan are based on the Company’s achievement against certain targets for the following financial metrics in fiscal 2015: revenue (50% weighted), Non-GAAP earnings (25% weighted), and adjusted cash (25% weighted) (each, a “Performance Goal”).

The Company must at least achieve its 2014 targets for each of the Performance Goals for any payouts to be made under the Plan, except as described above for Mr. Nagaraj. If the Company’s performance with respect to a specific Performance Goal is less than its 2015 target but at least equal to its 2014 achievement for that Performance Goal, then the Company will determine, on a linear basis, the percentage of that Performance Goal achieved relative to 2014 target for purposes of determining the 2015 payouts. If 2015 Non-GAAP earnings exceed the 2015 target, the Plan participants are eligible to receive payouts of up to 200% of their target awards at 130% of the 2015 Non-GAAP earnings target.

It is anticipated that any Plan payouts will be made in the first quarter of the Company’s 2016 fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA MONITOR CORPORATION

By:	/s/ Varun Nagaraj
Varun Nagaraj President and CEO

Date: November 5, 2014